Exhibit 10.1


[*] Confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


February 28, 2000

Mr. Bo Loyd
Sr. Vice President of Merchandising
M.G.A., Inc.
739 West Main
Dothan, AL 36301

Re: Amended and Restated Supply Agreement between Ingram Entertainment Inc. and Home-Vision Entertainment Inc. dated September 21, 1995 (the "Home-Vision Agreement")

Dear Mr. Loyd:

This will embody in writing the agreement (the "Supply Agreement") between M.G.A., Inc. ("M.G.A.") and Ingram Entertainment Inc. ("Ingram") to the terms and conditions of the 1999 Business Proposal (the "Proposal") attached to this letter as follows:

     1. The Home-Vision Agreement has, by operation of law or by agreement, or both, been assumed by or otherwise become the valid, legal, and binding obligation of M.G.A.

     2. The terms and conditions set out in the Proposal are binding upon both M.G.A., for itself and as successor to Home-Vision Entertainment Inc. ("Home Vision"), and Ingram, subject to the provisions set out in this letter. In the event of any inconsistency between this letter and the Proposal, the terms of this letter will control. The term "Supply Agreement" refers to the Proposal as modified by this letter.

     3. This Supply Agreement supercedes the Home-Vision Agreement and governs all purchases by M.G.A. from Ingram. It incorporates all understandings of the parties with respect to its subject matter and may only be amended in writing signed by both parties.

     4. The term of this Supply Agreement will run from the date of this letter through February 7, 2002, but may be terminated by Ingram after giving 30 days advance written notice to M.G.A. upon the occurrence of an Extraordinary Transaction (other than an Extraordinary Transaction to which exceptions (x) or (y) of Item 6 below apply). M.G.A. shall have the right to terminate this Agreement after giving Ingram 30 days advance written notice. If M.G.A. terminates this Agreement as provided herein, it shall be obligated to pay to Ingram the prorated fees as described in Section 6.

     5. M.G.A. agrees to purchase from Ingram [*] of each of the following as supplied to M.G.A. through wholesale distribution: pre-recorded video rental product ("Distribution Video Product") and interactive media game software rental product ("Distribution Game Product"). M.G.A. also agrees to use Ingram to [*] of each of the following purchased directly from the studio and/or the manufacturer: pre-recorded video rental product ("Direct Video Product") and interactive media game software rental product ("Direct Game Product"). The above requirements for Distribution Video Product and Distribution Game Product are subject to the following exceptions:

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Mr. Bo Loyd
Page 2
February 28, 2000

               (a) [*]

               (b) [*]

               (c) [*]

               (d) [*]

     6. The occurrence of any one of the following events shall be deemed an "Extraordinary Transaction" for purposes of this Item 6:

               (a) consummation of a sale or other  disposition of [*] by M.G.A.
                   other than in the ordinary course of business, [*] within [*] of such transaction (an "Asset Sale");

               (b) consummation  of a  merger  or  consolidation  of,  into,  or involving M.G.A., in which M.G.A. is not the surviving corporation; or

               (c) a breach by M.G.A. of any of the requirements of Item 5 above which is not cured, within 30 days of written notice from Ingram to M.G.A., by payment to Ingram of the following amounts, as applicable:

                    (i) with respect to Distribution Video Product, an amount equal to [*] of Distribution Video Product from Ingram during such calendar year;

                    (ii) with respect to  Distribution  Game Product,  an amount equal to [*] of Distribution Game Product from Ingram during such calendar year;

                    (iii)with respect to Direct Video  Product,  an amount equal to [*] of Direct Video Product M.G.A. purchased directly from the manufacturer during such calendar year, as such [*] is reasonably demonstrated by Ingram; and

                    (iv) with respect to Direct Game Product, an amount equal to
                         [*] of Direct Game Product M.G.A. purchased directly from the manufacturer during such calendar year, as such [*] is reasonably demonstrated by Ingram.

                     In the case of (i) through (iv) above, the intent of the parties is to put Ingram into the same economic position in which it would have been had M.G.A. fulfilled its [*] set out above.

               (d) A material  breach of any other  provision of this  Agreement which is not cured within 30 days of written notice from Ingram to M.G.A., or the filing of any bankruptcy petition or other seeking of relief from creditors by or with respect to M.G.A., voluntary or involuntary, which is not dismissed within 60 days of filing.


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Mr. Bo Loyd
Page 3
February 28, 2000

          Upon the termination of this Agreement by Ingram due to the consummation or occurrence of an Extraordinary Transaction or upon the termination of this Agreement by M.G.A. prior to [*], M.G.A. shall immediately pay Ingram in cash the following amounts (the "Termination Payment"):

          Extraordinary Transaction Date                 Termination Payment Due
          ------------------------------                 -----------------------

               On or before [*]                                     [*]
               On or before [*]                                     [*]
               On or before [*]                                     [*]
               On or before [*]                                     [*]
               After [*]                                            [*]

          The parties have agreed to the above payments in lieu of a formula designed to calculate the discounted present value of anticipated annual future payments under this Supply Agreement, due to the uncertainty inherent in any such formula calculation.

          The following shall apply notwithstanding the above:

          (x) in the event of an Asset Sale of less than [*] of M.G.A., the payment set out above shall be prorated based upon the required payments made to Ingram under this Supply Agreement by M.G.A., with respect to the locations so sold, during the 12 months preceding the Extraordinary Transaction, prorated for any partial year of the unexpired term of this Supply Agreement; and

          (y) in the event of an Extraordinary Transaction in which this Supply Agreement is assigned to and assumed by a third party of credit quality at least equal to that of M.G.A. on terms and conditions reasonably acceptable to Ingram, M.G.A. will not be required to make any Termination Payment unless and until subsequent annual payments by the assignee to Ingram under this Supply Agreement in each 12 month period after the Extraordinary Transaction ("Subsequent Annual Payments") fail to equal or exceed required payments made or required to be made to Ingram under this Supply Agreement during the 12 months preceding the Extraordinary Transaction ("Prior Annual Payments"). If in any such 12 month period Subsequent Annual Payments are less than the Prior Annual Payments (a "Shortage Period"), M.G.A. shall pay to Ingram a pro rata portion of the Termination Payment determined by multiplying the Termination Payment due as if the Extraordinary Transaction had occurred at the beginning of the Shortage Period by a fraction, the numerator of which is the amount of Subsequent Annual Payments and the denominator of which is the amount of Prior Annual Payments.

     7. M.G.A. shall maintain true and complete records in connection with its calendar year purchases from all sources of Distribution Video Product and Distribution Game Product, all direct purchases of Direct Video Product and Direct Game Product in each calendar year from all



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Mr. Bo Loyd
Page 4
February 28, 2000

          sources, and all transactions related thereto, and shall retain all such records for at least 24 months after the end of each applicable calendar year. Ingram may from time to time and at any time, during the term of this Supply Agreement and during the 24 month period following the termination of this Supply Agreement, audit any and all such records with its own or third party auditors so as to determine compliance by M.G.A. with this Supply Agreement. In addition to any Termination Payment, M.G.A. shall promptly reimburse Ingram for the reasonable costs of any such audit in the event it reveals an Extraordinary Transaction has occurred or said audit reveals a variance or discrepancy of M.G.A.'s purchase requirements as set forth in Section 5 of greater than 5%. If said audit does reveal a discrepancy of greater than 5% then M.G.A. will have 30 days to rectify the same.


     8. M.G.A. may not assign this Supply Agreement without the express written consent of Ingram.

 Ingram Entertainment Inc.               M.G.A., Inc.


 By:  /s/ John Reding                    By:  /s/  Bo Loyd
      ------------------------------          ----------------------------
 Print Name:  John Reding                Print Name:  Bo Loyd
 Title:  Vice President of Sales         Title: Senior Vice President-Purchasing

                             1999 Business Proposal
                                     M.G.A.


     I.   Pricing and Special Terms

          Traditional Rental and Sell-Through Pricing:
          M.G.A., Inc. ("M.G.A." or "you") will receive Ingram Entertainment Inc.'s [*] plus the [*] set out below, pricing on pre-recorded video products:

          New release  and catalog  rental  product      :       [*]
          (Product with [*] and higher which
          is inclusive of [*].)

          New release feature sell-through product       :       [*]
          purchased for rental use. (Product with [*] and lower with National Goals of [*]) ***

          New release feature sell-through product       :       [*] *
          purchased for sale to the consumer.
          (Product with [*] and lower with
          National Goals of [*]) ***

          * M.G.A. will qualify for a [*]

          Catalog Sell-Through Product                   :       [*]**

          ** M.G.A. will qualify for a [*]

          Special Sell-Through  Provision:
          *** Existing Inventory: M.G.A. will process overstock returns on feature and catalog sell-through titles to its current supplier of these products. Future returns of product to Ingram Entertainment of products not purchased through Ingram Entertainment will be credited at Ingram Entertainment's gross replacements cost for that product.

          Sell-Through Special Orders Process:
          Ingram Entertainment will provide a designated 800 number established for M.G.A.. Stores calling in special orders on this number would be routed to the Ingram National Sales Center and will be handled by a group of individuals familiar with your account. Special orders can be shipped to the store for the customer to collect on their next visit or can be shipped directly to the consumer's home for an additional handling charge of [*]

          We would suggest sourcing special orders from our Memphis facility and having all special order back-orders shipped from this facility as well. We can process special orders on a fill or kill basis or hold back-orders for any number of days between 1 and 120.

          DVD Pricing:
          DVD Product New Release and Catalog                    [*]

          Interactive Media Game Software Pricing / Co-op:
          Rental Product ([*] and higher)                        [*]
          Sell-Through ([*] and lower)                           [*]

          Rental Advertising Game Software                       [*]
          Sell-through Advertising Game Product                  [*]

          Advertising dollars earned on Sell-Through interactive media/game software purchases must be spent on Sell-Through games.

          Direct Deal - Distribution Fee:
          Ingram Entertainment will provide [*] Freight will be [*] M.G.A. will be responsible for [*] Provided M.G.A. [*] there will be no fee for processing returns. If Ingram Entertainment processes returns [*]
           Distribution  Fee Payment Terms will be [*]
           Products purchased under this option do not qualify for [*]

     II.  General Terms

          Prepacks:
          M.G.A.   will  receive  pricing  and  premium   benefits   offered  by
          manufacturers on units purchased in prepack form. Product will be broken-down and delivered to individual locations when a prepack consists of multiple units of one title. If the prepack offered contains multiple titles, M.G.A.'s orders must be in the same multiple as the titles offered in a prepack.

          Premiums:
          M.G.A. will be eligible to receive premium items offered directly from
          the   manufacturer   and   delivered   to  one   location   at  Ingram
          Entertainment's cost.

          Payment Terms and Credit Limit:
          Payment terms will be [*] on all purchases, including distribution fee charges. Late fees will be assessed to invoices exceeding the agreed upon terms.

          Credit limit will be established following Ingram Entertainment's analysis of updated financials from time-to-time in accordance with Ingram Entertainment policies.

          Floor Planning:
          M.G.A. is eligible to participate in the Video Financial Service Inc. ("VFS") "Floor Plan" program which offers 150 day terms on select secondary titles and from time to time other product lines. There is no additional charge for the extended terms; however, a separate VFS credit application is required for participation. VFS will communicate these titles to M.G.A. on a regular basis.

          Freight:
          Product will be shipped to M.G.A. retail locations prepaid freight on shipments of [*] In the event new release product arrives late to Ingram Entertainment warehouse facilities, Ingram Entertainment will use commercially reasonable efforts to ship the product in a manner that will have the product arrive by street date; provided that Ingram Entertainment can recover the additional freight charges from the supplier of the product.

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

          Returns:
          Overstock - [*] M.G.A. agrees to cooperate with Ingram Entertainment to [*] Defectives - [*] Return authorizations must be requested within [*] and product must be returned to our facility within [*] of being authorized for return.

          Business Interruption:
          None

          Account Representation:
          Dedicated sales representation for Pre-recorded Videocassette, DVD and Games.

          Pre-Recorded Video Software Advertising:
          M.G.A. will earn co-op advertising dollars at a rate of [*] M.G.A. will earn [*] Ingram Entertainment will assist M.G.A. in the acquisition of Market Development Funds from each supplier, to the extent available. Not available on direct purchases.

          M.G.A. has the option of having its advertising handled by Ingram Entertainment's Ad Placement Department. Ingram Entertainment's Ad Placement staff will handle placement with media sources, payment and studio chargebacks. Not available on direct purchases.

          P.O.P:
          P.O.P materials will be provided at no charge, however, M.G.A. will be responsible for freight charges related to the delivery of the P.O.P. materials.

          Annual Meeting:
          Ingram will assist in accumulation of funding and processing of authorizations and assistance can be provided on coordinating the M.G.A. event if Ingram Entertainment has been named the primary supplier of pre-recorded video products.


                                      3